Exhibit 99.1

Zevia Announces Third Quarter 2022 Results

Gross Margin of 43.3%(1), up 90 basis points sequentially

37.8% sequential improvement in Net Loss and 67.7% sequential improvement in Adjusted EBITDA(2)

Resetting 2022 Net Sales outlook

LOS ANGELES – November 10, 2022 (BUSINESS WIRE) – Zevia PBC (“Zevia” or the “Company”) (NYSE: ZVIA), the company disrupting the liquid refreshment beverage industry with great tasting, zero sugar beverages made with simple, plant-based ingredients, today reported results for the third quarter ended September 30, 2022.

Third Quarter 2022 Highlights

•
Net sales increased 13.6% year over year to $44.2 million
•
Unit volume increased 2.3% year over year to 3.6 million equivalized cases
•
Gross profit margin of 43.3%(1)
•
Net loss was $9.2 million, including $6.8 million of non-cash equity-based compensation expense
•
Loss per share was $0.17 per diluted share to Zevia’s Class A Common stockholders
•
Adjusted EBITDA loss was $2.1 million(2), a $1.5 million improvement year over year

“This quarter Zevia delivered strong sequential improvement in key metrics, including 90 basis points of gross margin expansion, a 67.7% reduction in our Adjusted EBITDA loss, and a 37.8% reduction in our net losses, demonstrating meaningful progress on our path to profitability and in improving cash flow. Our top line has been impacted by new pressures of inventory management at select customers, which we expect to be transitory but to continue through 2022,” said Amy Taylor, President and Chief Executive Officer of Zevia.

Taylor continued “We have tempered our 2022 net sales outlook considering these customer dynamics and the broader macroeconomic environment, and as we reset our operating model for sustainable profitable growth. Our brand and consumer metrics remain strong, leading category trends in dollars and volume as reflected in scan data across all channels, which underscores Zevia’s brand strength and long-term growth trajectory.”

Third Quarter Results

Net sales increased 13.6% to $44.2 million in the third quarter of 2022 compared to $39.0 million in the third quarter of 2021. Growth in net sales was primarily driven by higher price realizations and volumes that increased 2.3% versus the year-earlier period.

Gross profit improved to $19.2 million for the third quarter of 2022, a 7.9% increase compared to $17.8 million in the third quarter of 2021, reflecting net sales growth partially offset by higher cost of goods sold. Gross profit margin of 43.3% was up 90 basis points on a sequential basis and compared to 45.6% in the year earlier period. The year-over-year decline in gross profit

(1) Gross margin presented is after reclassification of repackaging and handling costs from cost of goods sold to selling and marketing expenses during the period. The Company believes this classification change better portrays the financial impacts of the fulfillment activities conducted by the Company. The Company made this change in classification during the third quarter of 2022 as a result of an increasing trend in the occurrence of such fulfillment costs in the business. See the supplementary schedules in this press release for further information around the impact of the reclassification.

(2) Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

margin was primarily due to the impact of inflationary pressures partially offset by price increases.

Selling and marketing expense was $12.9 million, or 29.2%, of net sales in the third quarter of 2022 compared to $13.6 million, or 34.9%, of net sales in the third quarter of 2021. The decrease was primarily due to lower freight and warehousing costs and a reduction of non-working marketing expenses.

General and administrative expense was $8.3 million, or 18.8%, of net sales in the third quarter of 2022 compared to $7.7 million, or 19.8%, of net sales in the third quarter of 2021. The increase was due to increased headcount and personnel to support growth, partially offset by a $0.5 million decrease in public company costs due to expense optimization initiatives.

Equity-based compensation, a non-cash expense, was $6.8 million in the third quarter of 2022, of which $3.8 million was attributable to restricted stock unit awards which were accelerated upon retirement of a legacy senior management employee.

Net loss for the third quarter of 2022 was $9.2 million, compared to net loss of $49.8 million in the third quarter of 2021 and net loss of $14.8 million in the second quarter of 2022.

Loss per share for the third quarter of 2022 was $0.17 per diluted share to Zevia’s Class A Common stockholders, compared to loss per share of $0.75 in the third quarter of 2021.

Adjusted EBITDA loss was $2.1 million in the third quarter of 2022, compared to an Adjusted EBITDA loss of $3.5 million in the third quarter of 2021 and an Adjusted EBITDA loss of $6.4 million in the second quarter of 2022. Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

Balance Sheet and Cash Flows

As of September 30, 2022, the Company had $49.2 million in cash and cash equivalents and short-term investments and no outstanding debt. During the first nine months of fiscal 2022, cash used in operating activities was $19.3 million compared to $13.1 million of cash used in the first nine months of 2021. During the three months ended September 30, 2022, cash provided by operating activities was $0.2 million compared to cash used in operating activities of $8.2 million and $11.4 million in the three months ended June 30, 2022, and March 31, 2022, respectively, representing sequential improvement. The Company spent $2.2 million on capital expenditures during the first nine months of fiscal 2022 to support its growth initiatives compared to capital expenditures of $2.3 million during the first nine months of 2021.

2022 Guidance

The Company is updating its guidance for the full year of 2022 to reflect recent results, management's outlook, and the current macroeconomic environment. Net sales are expected to be in the range of $158 million to $160 million, an increase of 14.2% to 15.7% versus 2021. For the fourth quarter of 2022, net sales are expected to be in the range of $30 million to $32 million.

Webcast

The Company will host a conference call today at 8:30 a.m. Eastern Time to discuss this earnings release. Investors and other interested parties may listen to the webcast of the conference call by logging on via the Investor Relations section of Zevia’s website at https://investors.zevia.com/ or directly here. A replay of the webcast will be available for approximately thirty (30) days following the call.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “seek,” “pursue,” "will", or words or phrases with similar meaning. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements contained in this press release relate to, among other things, statements regarding anticipated growth, strategic direction, operating environment, distribution, velocity, pricing and costs. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, the ability to develop and maintain our brand, our ability to successfully execute on our cost reduction initiatives, change in consumer preferences, pricing factors, the impact of inflation on our sales growth and cost structure such as increased commodity, packaging, transportation and freight, warehouse, labor and other input costs and other economic, competitive and governmental factors outside of our control, such as the impact of the effects of the COVID-19 pandemic and adverse global macroeconomic conditions and geopolitical events or conflicts, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. We do not intend and undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. Investors are referred to our filings with the U.S. Securities and Exchange Commission for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

About Zevia

Zevia PBC, a Delaware public benefit corporation designated as a “Certified B Corporation,” is focused on addressing the global health challenges resulting from excess sugar consumption by offering a broad portfolio of zero sugar, zero calorie, naturally sweetened beverages. All Zevia® beverages are made with a handful of simple, plant-based ingredients, contain no artificial sweeteners, and are Non-GMO Project verified, gluten-free, Kosher, vegan and zero sodium. As of the third quarter of 2022, Zevia is distributed in more than 31,000 retail locations in the U.S. and Canada through a diverse network of major retailers in the food, drug, mass, natural and ecommerce channels.

(ZEVIA-F)

Contacts

Media

Annie Samuelson

Edelman

713-299-4115

Annie.Samuelson@edelman.com

Investors

Reed Anderson

ICR

646-277-1260

Reed.Anderson@icrinc.com

ZEVIA PBC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021		2022		2021
Net sales	$44,239	$38,956		$127,815		$104,002
Cost of goods sold	25,071	21,189	(1)	73,445	(2)	54,858	(1)
Gross profit	19,168	17,767	(1)	54,370	(2)	49,144	(1)
Operating expenses:
Selling and marketing	12,916	13,597	(1)	42,845	(2)	33,237	(1)
General and administrative	8,310	7,698		28,257		19,352
Equity-based compensation	6,837	45,731		23,781		45,804
Depreciation and amortization	326	239		1,005		713
Total operating expenses	28,389	67,265		95,888		99,106
Loss from operations	(9,221)	(49,498)		(41,518)		(49,962)
Other (expense) income, net	26	(213)		64		(251)
Loss before income taxes	(9,195)	(49,711)		(41,454)		(50,213)
Provision for income taxes	(1)	(50)		(23)		(50)
Net loss and comprehensive loss	(9,196)	(49,761)		(41,477)		(50,263)
Net loss attributable to Zevia LLC prior to the Reorganization Transactions	—	1,411		—		1,913
Loss attributable to noncontrolling interest	1,712	22,527		12,005		22,527
Net loss attributable to Zevia PBC	$(7,484)	$(25,823)		$(29,472)		$(25,823)

Net loss per share attributable to common stockholders
Basic	$(0.17)	$(0.75)	(3)	$(0.73)		$(0.75)	(3)
Diluted	$(0.17)	$(0.75)	(3)	$(0.73)		$(0.75)	(3)

Weighted average common shares outstanding
Basic	44,072,985	34,440,982		40,393,978		34,440,982
Diluted	44,072,985	34,440,982		40,393,978		34,440,982

(1) Included in the accompanying results for the three months and nine months ended September 30, 2021, are $0.8 million and $1.7 million of expenses, respectively, previously recorded as cost of goods sold that the Company has reclassified to selling and marketing expenses to conform to the current presentation.

(2) Included in the accompanying results for the nine months ended September 30, 2022, are $3.2 million of expenses previously recorded as cost of goods sold during the six months ended June 30, 2022 that the Company has reclassified to selling and marketing expenses to conform to the current presentation.

(3) Represents earnings per share of Class A common stock and weighted-average shares of Class A common stock outstanding for the period from July 22,2021 through September 30, 2021, the period following the Reorganization Transactions and IPO.

ZEVIA PBC

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$49,236	$43,110
Short-term investments	—	30,000
Accounts receivable, net	13,538	9,047
Inventories	37,283	31,501
Prepaid expenses and other current assets	3,356	3,421
Total current assets	103,413	117,079
Property and equipment, net	4,933	3,664
Right-of-use assets under operating leases, net	878	211
Intangible assets, net	3,588	3,738
Other non-current assets	558	301
Total assets	$113,370	$124,993
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$19,685	$13,492
Accrued expenses and other current liabilities	7,950	6,705
Current portion of operating lease liabilities	698	236
Total current liabilities	28,333	20,433
Operating lease liabilities, net of current portion	186	1
Total liabilities	28,519	20,434

Stockholders' equity
Class A common stock	45	34
Class B common stock	24	30
Additional paid-in capital	189,426	174,404
Accumulated deficit	(75,458)	(45,986)
Total Zevia PBC stockholder's equity	114,037	128,482
Noncontrolling interests	(29,186)	(23,923)
Total equity	84,851	104,559
Total liabilities and equity	$113,370	$124,993

ZEVIA PBC

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2022	2021
Operating activities:
Net loss	$(41,477)	$(50,263)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash lease expense	483	417
Depreciation and amortization	1,005	713
Loss on sale of equipment	3	9
Amortization of debt issuance cost	45	94
Equity-based compensation	23,781	45,804
Changes in operating assets and liabilities:
Accounts receivable, net	(4,491)	(7,563)
Inventories	(5,782)	(4,127)
Prepaid expenses and other assets	97	(3,637)
Accounts payable	6,248	4,010
Accrued expenses and other current liabilities	1,245	1,910
Operating lease liabilities	(503)	(461)
Net cash used in operating activities	(19,346)	(13,094)
Investing activities:
Proceeds from maturities of securities	30,000	—
Purchases of property and equipment	(2,182)	(2,308)
Net cash provided by (used in) investing activities	27,818	(2,308)
Financing activities:
Proceeds from revolving line of credit	—	74,721
Repayment of revolving line of credit	—	(74,721)
Payment of debt issuance costs	(334)	—
Minimum tax withholding paid on behalf of employees for net share settlement	(2,130)	—
Proceeds from exercise of stock options	118	—
Proceeds from exercise of common units	—	10
Exercise of stock options		(115)
Repurchase of Zevia LLC units	—	(17)
Distribution to unitholders for tax payments	—	(2,669)
Proceeds from issuance of Class A common stock sold in IPO, net of underwriting discounts and commissions	—	139,689
Use of proceeds from issuance of Class A common stock to purchase Zevia LLC Units	—	(49,609)
Cancellation of options in IPO	—	2
Cancellation of options	—	(4)
Payment of IPO costs	—	(8,101)
Net cash (used in) provided by financing activities	(2,346)	79,186
Net change from operating, investing, and financing activities	6,126	63,784
Cash and cash equivalents at beginning of period	43,110	14,936
Cash and cash equivalents at end of period	$49,236	$78,720

Use of Non-GAAP Financial Information

We use Adjusted EBITDA, a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company’s management believes that Adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

We calculate Adjusted EBITDA as net income (loss) adjusted to exclude: (1) other income (expense), net, which includes interest (income) expense, foreign currency (gains) losses, and (gains) losses on disposal of fixed assets, (2) provision (benefit) for income taxes, (3) depreciation and amortization, and (4) equity-based compensation. Adjusted EBITDA may in the future also be adjusted for amounts impacting net income related to the Tax Receivable Agreement liability and other infrequent and unusual transactions.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include that (1) it does not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures, (3) it does not consider the impact of equity-based compensation expense, including the potential dilutive impact thereof, and (4) it does not reflect other non-operating expenses, including interest (income) expense, foreign currency (gains) losses and (gains) losses on disposal of fixed assets. In addition, our use of Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner, limiting its usefulness as comparative measures. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial measures, including our net loss or income and other results stated in accordance with GAAP.

The following table presents a reconciliation of net loss, the most directly comparable financial measure stated in accordance with GAAP, to Adjusted EBITDA for the periods presented:

	Three Months Ended			Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net loss and comprehensive loss	$(9,196)	$(14,796)	$(49,761)	$(41,477)	$(50,263)
Other expense (income), net*	(26)	44	213	(64)	251
Provision for income taxes	1	9	50	23	50
Depreciation and amortization	326	328	239	1,005	713
Equity-based compensation	6,837	8,043	45,731	23,781	45,804
Adjusted EBITDA	$(2,058)	$(6,372)	$(3,528)	$(16,732)	$(3,445)

* Includes interest (income) expense, foreign currency (gains) losses, and (gains) losses on disposal of fixed assets.